Exhibit 99.2

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS RECEIVES NOTICE FROM NASDAQ DUE TO DELAYED FILING OF FORM 10-Q

HIGHLANDS RANCH, Colorado, August 20, 2014 – Advanced Emissions Solutions, Inc. (NASDAQ:ADES) (the “Company”) today announced it received a notice from the NASDAQ Capital Market on August 14, 2014 indicating that the Company is not in compliance with NASDAQ Listing Rules because it did not timely file its Form 10-Q for the period ended June 30, 2014 . Previously, on June 6, 2014, NASDAQ granted the Company an exception until September 29, 2014 to file all delinquent periodic reports, including the Company’s delinquent Form 10-K for the year ended December 31, 2013 and the subsequent delinquent Form 10-Q for the quarter ended March 31, 2014. The August 14, 2014 notice, which the Company expected, was issued due to NASDAQ Marketplace Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission.

The Company’s delay in filing these periodic reports is due to its previously disclosed extensive review of its accounting transactions including the re-audit of its financial statements for 2011 and 2012, assessment of the effectiveness of its internal controls over financial reporting, and the restatement of its previously issued financial statements for the first three quarters of 2013.

The Company’s management team and its finance and accounting personnel are working diligently to complete this process, provide the requested information to its auditors, and finalize the necessary reviews so that its delinquent periodic reports can be filed.

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in Cyclone Boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal Boilers respectively. Advanced Emissions Solutions consolidates the results of CCS in its financial statements.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

Graham Mattison

Vice President, Investor Relations

(720) 889-6206

graham.mattison@adaes.com